UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 21, 2020

Seaboard Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-3390	04-2260388
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

9000 West 67th Street, Merriam, Kansas	66202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code	(913) 676-8800

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $1.00 Par Value	SEB	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Seaboard Corporation (“Seaboard”) and Seaboard’s wholly-owned subsidiary, Seaboard Foods LLC (“Seaboard Foods”), entered into a 364-Day Revolving Credit Agreement dated May 21, 2020 (“Revolving Credit Agreement”) among Seaboard; Seaboard Foods; CoBank, ACB; Farm Credit Services of America, PCA; and the Lenders party thereto. Seaboard has guaranteed all obligations of Seaboard Foods under the Revolving Credit Agreement.

Under the Revolving Credit Agreement, the Lenders have made available to Seaboard Foods a $250 million senior unsecured credit line (the "Credit Line") consisting of a 364-day revolving credit line. Subject to certain conditions, Seaboard Foods has an accordion option to increase the Credit Line by up to an additional $100 million by requesting additional commitments from existing or new lenders. Amounts outstanding under the Credit Line bear interest at fluctuating rates based on a Base Rate or an Adjusted LIBOR Rate, at the option of Seaboard Foods, plus a margin of 62.5 basis points (under the Base Rate option) or 162.5 basis points (under the Adjusted LIBOR Rate option), and are due and payable in full on the maturity date, which is May 20, 2021. An unused commitment fee equal to 20 basis points per annum is incurred on any available capacity not borrowed.

The Revolving Credit Agreement contains the same customary covenants as the Term Loan due 2028 with substantially the same lenders, including restrictions on the ability of Seaboard, Seaboard Foods and Seaboard’s other subsidiaries to: (i) grant liens on assets; (ii) incur indebtedness; and (iii) make certain acquisitions, investments and asset dispositions in excess of specified amounts. The Revolving Credit Agreement also includes restrictions in the ability of Seaboard and Seaboard Foods to: (i) make certain restricted payments and dividends and distributions to shareholders in excess of specified amounts; and (ii) enter into agreements that limit their ability to make dividends or distributions or transfer property to Seaboard, guarantee the indebtedness of Seaboard or grant liens on their assets. The Revolving Credit Agreement also restricts the ability of Seaboard to issue equity interest and contains financial covenants applicable to Seaboard involving (i) a maximum debt to capitalization ratio; and (ii) a minimum tangible net worth.

The Revolving Credit Agreement provides for certain customary events of default, including among others, non-payment of principal, interest or other amounts when due, inaccuracy of representations and warranties, violation of covenants, cross defaults, judgments, uninsured casualty events, and certain ERISA events in excess of a specified amount, insolvency or inability to pay debts, bankruptcy or a change of control.

The foregoing description of the Revolving Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Revolving Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)Exhibits

10.1364-Day Revolving Credit Agreement dated May 21, 2020.

104Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 28, 2020

Seaboard Corporation
(Registrant)

By:	/s/ Robert L. Steer
Robert L. Steer, Executive Vice President,
Chief Financial Officer

3